SWK Holdings Corporation Announces 2015 Third Quarter Financial Results and Appointment of New CEO

•	Total revenues increased by 53% to approximately $5.7 million for the third quarter of 2015, compared to $3.7 million for the third quarter of 2014

•	Recorded a net loss attributable to SWK stockholders of $5.8 million, or ($0.44) per share for the third quarter of 2015, compared to net income attributable to SWK stockholders of $0.4 million, or $0.06 per share for the third quarter of 2014

•	Recorded $8.1 million provision for credit losses related to Response Genetics and SynCardia Systems term loans

•	Non-GAAP Adjusted net loss of $6.9 million, or ($0.53) per share, for the third quarter of 2015, compared Non-GAAP Adjusted net income of $1.5 million, or $0.22 per share, for the third quarter of 2014

•	Executed a 1-for-100 reverse stock split of the common stock, followed by a 10-for-1 forward stock split of the common stock

•	Book value of $13.60 per share as of September 30, 2015

•	Brett Pope, Chief Executive Officer, will resign effective January 12, 2016, to pursue other interests. Winston Black, currently Managing Director of SWK, will succeed Mr. Pope as Chief Executive Officer.

Dallas, TX, November 16, 2015 – SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”), a life science focused specialty finance company, announced its third quarter 2015 financial results.

Portfolio Overview

As of September 30, 2015, the Company’s total income producing assets were approximately $129.6 million as compared to $102.4 million as of December 31, 2014.

(in thousands, except per share data)	September 30,	December 31,
	2015	2014

Finance receivables	$122,915	$93,347
Marketable investments	2,915	4,849
Investment in unconsolidated subsidiary	8,239	9,044
Less non-controlling interest	(4,434)	(4,867)
Total income producing assets	$129,635	102,373

SWK has now executed eighteen transactions under its strategy, deploying approximately $168 million across a variety of opportunities:

•	$16.3 million in four transactions through which SWK purchased or financed royalties generated by the sales of life science products and related intellectual property;
•	$144.1 million in thirteen transactions through which SWK receives interest and other income by advancing capital in the form of secured debt backed by royalties paid by companies in the life science sector;

•	$6 million in one transaction through which SWK acquired an indirect interest in the U.S. marketing authorization rights to a pharmaceutical product where SWK ultimately receives cash flow distributions from the product; and
•	$1.7 million in one transaction through which SWK purchased shares of preferred stock, which includes $0.2 million in lieu of cash payment.

Revenues

SWK generated revenue of $5.7 million for the three months ended September 30, 2015, driven primarily by $4.1 million in interest and fees earned on our finance receivables and marketable securities, and $1.6 million in income related to our investment in an unconsolidated partnership. For the nine months ended September 30, 2015, revenue totaled $16.9 million and included $12.4 million in interest and fees earned on our finance receivables and marketable securities, and $4.5 million in income related to our investment in an unconsolidated partnership.

SWK generated revenues of $3.7 million for the three months ended September 30, 2014, driven primarily by $1.9 million in interest and fees earned on our finance receivables and $1.8 million in income related to our investment in an unconsolidated partnership. SWK generated revenues of $10.7 million for the nine months ended September 30, 2014, driven primarily by $5.9 million in interest and fees earned on our finance receivables and $4.5 million in income related to our investment in an unconsolidated partnership.

The primary driver behind the increases in revenue was the continued deployment of capital, which increased the Company’s investments.

Provision for Credit Losses and Security Impairment Expense

SWK recognized loan credit loss provision expense of $8.1 million and $10.7 million during the three and nine months ended September 30, 2015, respectively, on three term loans for two borrowers based on the Company’s impairment analysis performed as of September 30, 2015. The secured loans’ carrying values have been reduced to their respective collateral’s fair market value, less costs to sell. The Company also recognized impairment expense on one equity security of $3.2 million, to reflect the security at its fair market value as of September 30, 2015.

Costs and Expenses

General and administrative expense consists primarily of employee compensation, stock-based compensation and related costs for employees, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expense was $0.5 million for the three months ended September 30, 2015 compared to $1.1 million for the three months ended September 30, 2014. The decline in expense was attributable to lower stock compensation expense as well as lower incentive compensation expense.

For the nine months ended September 30, 2015, $2.6 million of general and administrative expense remained relatively flat compared to $2.5 million for the nine months ended September 30, 2014 as higher legal, office rent and other administrative expenses were essentially offset by lower stock and incentive compensation expense as noted above.

For the three months ended September 30, 2015, there was no interest expense compared to $0.1 million during the three months ended September 30, 2014, due under the then outstanding loan agreement.

Interest expense for the nine months ended September 30, 2015, was $0.4 million, reflecting the write-off of the remaining unamortized deferred issuance costs upon the expiration of the draw period under our credit agreement. Interest expense for the nine months ended September 30, 2014, was $0.6 million and included $0.5 million of interest due under the loan agreement and $0.1 million of deferred issuance costs amortization.

Other Expense

Other expense for the three months ended September 30, 2015, reflected a net fair market value loss of $2.0 million, on SWK’s warrant derivatives compared to a $0.6 million loss during the three months ended September 30, 2014. Other expense for the nine months ended September 30, 2015, reflected a net fair market value loss of $3.2 million, on SWK’s warrant derivatives compared to $0.2 million loss during the nine months ended September 30, 2014.

Liquidity and Capital Resources

As of September 30, 2015, SWK had $24.8 million in cash and cash equivalents compared to $58.7 million in cash and cash equivalents as of December 31, 2014.

Net Income and Non-GAAP Adjusted Net Income for the Third Quarter Ended September 30, 2015

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Net income under generally accepted accounting principles in the U.S. (“GAAP”) for the three months ended September 30, 2015, was a loss of $5.8 million, or ($0.44) per share. The table below eliminates provisions for income taxes and non-cash mark-to-market changes on warrant assets and warrant liability. The following tables provide a reconciliation of our reported (GAAP) statements of operations to the Company’s adjusted statements of operations (Non-GAAP) for the three months ended September 30, 2015, and 2014:

(in thousands, except per share data)	Quarter Ended September 30,
	2015	2014

Income (loss) before provision for income tax	($8,077)	$1,876

Plus fair market value loss relating to warrants	1,963	570
Adjusted income (loss) before provision for income tax	(6,114)	2,446
Adjusted provision for income taxes	—	—
Non-GAAP consolidated net income (loss)	(6,114)	2,446
Non-GAAP net income (loss) attributable to non-controlling interest	822	944
Net income (loss) attributable to SWK Holdings Corporation Stockholders	($6,936)	$1,502

Adjusted Non-GAAP basic income (loss) per share	($0.53)	$0.22
Adjusted Non-GAAP diluted income (loss) per share	($0.53)	$0.22

The Company reports its financial results in accordance with GAAP (sometimes referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. In the presentation above, management has eliminated the following non-cash items: (i) fair-market value of warrants as mark to market changes are non-cash, and (ii) income taxes as the Company has substantial net operating losses to offset against future income. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.

Stock Splits

On October 7, 2015, the Company executed a 1-for-100 reverse stock split of its common stock, followed by a 10-for-1 forward stock split of its common stock. The stock split was approved at SWK’s 2015 Annual Meeting of Stockholders held on May 20, 2015. At the effective time of the reverse stock split, every 100 shares of the Company’s issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, with no change in par value per share. Holders with less than 100 shares of common stock had their shares repurchased and retired by the Company in the reverse stock split and received cash in lieu of such shares. After the reverse stock split, the Company effected a forward stock split pursuant to which shareholders received 10 shares of common stock for each share of common stock held. No fractional shares were issued in connection with the forward stock split. Stockholders who would otherwise be entitled to receive a fractional share received a cash payment in lieu thereof at a rate of $1.425 per fractional pre-split share. The Company paid $213,000 to repurchase shares from holders with less than 100 shares upon the initial 1-for-100 reverse stock split as well as the fractional shares resulting from the 10-for-1 forward stock split. The 14,714 shares repurchased were retired by the Company upon repurchase. For stockholders owning greater than 100 shares prior to the reverse stock split, the net effective ratio was a 10-to-1 reverse split. The number of shares of common stock underlying the Company’s options, warrants, or other rights to acquire shares of common stock was adjusted accordingly. As a result, each stockholder’s percentage ownership interest and proportional voting power remains substantially unchanged and the rights and privileges of the holders of the Company’s common stock are substantially unaffected.

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Chief Executive Officer Change

SWK also announced today that Brett Pope, the Company’s Chief Executive Officer, has given notice that he will resign effective January 12, 2016, to pursue other interests. He will also resign from SWK’s board of directors effective January 12, 2016. SWK’s board of directors has promoted Winston Black, currently Managing Director, to the role of Chief Executive Officer, effective upon Mr. Pope’s departure. Messrs. Pope and Black joined SWK in May 2012 to launch the Company’s specialty finance business.

Michael Weinberg, Chairman of the Board, stated, “We appreciate Brett’s many contributions to the Company over the last three years and wish him the best in his future endeavors. Brett and Winston have effectively built a reputable life science finance platform and we believe SWK is well-positioned for the future. The Company is in capable hands going forward with Winston filling the CEO role.”

About SWK Holdings Corporation

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK’s business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

Derived from unaudited financial statements

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$24,770	$58,728
Accounts receivable	1,494	1,053
Finance Receivables	122,915	93,347
Marketable Investments	2,915	4,849
Investment in unconsolidated entities	8,239	9,044
Deferred tax asset	21,721	20,106
Warrant assets	2,113	679
Debt issuance costs	—	381
Other assets	118	32
Total assets	$184,285	$188,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$826	$864
Warrant liability	467	421
Total liabilities	1,293	1,285

Commitments and contingencies

Stockholders’ equity: (1)
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized;13,110,269 and 13,090,932 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	13	13
Additional paid-in capital	4,432,993	4,432,482
Accumulated deficit	(4,254,324)	(4,250,428)
Accumulated other comprehensive loss	(124)	—
Total SWK Holdings Corporation stockholders’ equity	178,558	182,067
Non-controlling interests in consolidated entities	4,434	4,867
Total stockholders’ equity	182,992	186,934
Total liabilities and stockholders’ equity	$184,285	$188,219

(1) Common stock, additional paid in capital and share data at September 30, 2015 and December 31, 2014 have been adjusted retroactively to reflect a net 10-for-1 reverse stock split effected October 7, 2015.

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SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

Derived from unaudited financial statements

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues
Finance receivable interest income, including fees	$3,987	$1,850	$12,098	$5,866
Marketable investments interest income	88	91	265	269
Income related to investments in unconsolidated entities	1,621	1,769	4,511	4,465
Other	11	8	35	149
Total revenues	5,707	3,718	16,909	10,749
Costs and expenses:
Provision for credit losses	8,131	—	10,725	—
Security impairment expense	3,230	—	3,230	—
Interest expense	—	141	381	553
General and administrative	460	1,131	2,622	2,542
Total costs and expenses	11,821	1,272	16,958	3,095
Other expense:
Unrealized net loss on derivatives	(1,963)	(570)	(3,151)	(197)
Income (loss) before provision for income tax	(8,077)	1,876	(3,200)	7,457
Provision (benefit) for income tax	(3,121)	500	(1,615)	1,798
Consolidated net income (loss)	(4,956)	1,376	(1,585)	5,659
Net income attributable to non-controlling interests	822	944	2,311	2,378
Net income (loss) attributable to SWK Holdings Corporation Stockholders	$(5,778)	$432	$(3,896)	$3,281
Net income (loss) per share attributable to SWK Holdings Corporation Stockholders
Basic	$(0.44)	$0.06	$(0.30)	$0.65
Diluted	$(0.44)	$0.06	$(0.30)	$0.65
Weighted Average Shares (2)
Basic	12,991	6,729	12,986	5,018
Diluted	12,991	6,757	12,986	5,022

(2) Share data has been adjusted retroactively to reflect a net 10-for-1 reverse stock split effected October 7, 2015.

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SWK HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

Derived from unaudited financial statements

	Nine Months Ended September 30,
	2015	2014

Cash flows from operating activities:
Consolidated net income (loss)	$(1,585)	$5,659
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Income from investments in unconsolidated entities	(4,511)	(4,465)
Provision for loan credit losses	10,725	—
Security impairment expense	3,230	—
Change in fair value of warrants	3,151	197
Deferred income tax provision (benefit)	(1,615)	1,798
Loan discount amortization and fee accretion	(1,346)	(206)
Interest income in excess of cash collected	(759)	(894)
Stock-based compensation	495	755
Debt issuance cost amortization	381	107
Property and equipment depreciation	4	2
Changes in operating assets and liabilities:
Accounts receivable	(441)	(168)
Prepaid expenses and other assets	(40)	(505)
Accounts payable and accrued liabilities	(38)	328
Net cash provided by operating activities	7,651	2,608

Cash flows from investing activities:
Cash distributions from investments in unconsolidated entities	5,316	5,543
Net increase in finance receivables	(44,227)	(11,672)
Investment in marketable investments	—	(1,500)
Marketable investment principal payment	80	—
Purchases of property and equipment	(50)	(1)
Net cash (used in) provided by investing activities	(38,881)	(7,630)

Cash flows from financing activities:
Net proceeds from issuance of common stock	16	74,499
Net repayment of loan credit agreement	—	(5,000)
Distributions to non-controlling interests	(2,744)	(2,958)
Net cash (used in) provided by financing activities	(2,728)	66,541

Net (decrease) increase in cash and cash equivalents	(33,958)	61,519
Cash and cash equivalents at beginning of period	58,728	7,664
Cash and cash equivalents at end of period	$24,770	$69,183

CONTACT:	SWK Investor Relations at
(972) 687-7251 or
investor.relations@swkhold.com.

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